Exhibit 99.1

October 25, 2017

Mr. Douglas E. Brooks
Energy XXI Gulf Coast, Inc.
1021 Main, Suite 2626
Houston, Texas 77002

Dear Doug:

You have recently approached the Board of Directors of Energy XXI Gulf Coast, Inc. (the “Company”) with a voluntary proposal to forgo 18% of your Base Salary (as defined in your Employment Agreement, as defined below) in light of the necessary G&A cost reduction efforts that you and your team are undertaking. I know I speak for the entire Board of Directors in commending you on this decisive act of leadership.

The purpose of this letter is to set forth your voluntary agreement to forgo 18% of your Base Salary (the “Waived Amount”) that would otherwise be earned by you from and after the Effective Date (as defined below) pursuant to the Employment Agreement dated as of April 17, 2017 (the “Employment Agreement”) between you and the Company. The “Effective Date” shall be October 15, 2017.

You agree that (i) the Company will not pay you, and you shall have no right to, the Waived Amount with respect to your employment from and after the Effective Date (which would otherwise be earned by you as an employee of the Company with respect to your service from and after the Effective Date) and (ii) your voluntary waiver shall not constitute a breach by the Company of the Employment Agreement and shall not give you a right to terminate your employment due to Good Reason (as defined in the Employment Agreement).

You acknowledge that your ability to participate in, or to accrue benefits under, the Company’s benefit plans including, without limitation, the Company’s annual bonus program (as contemplated in Section 3(b) of the Employment Agreement), severance benefits (as contemplated in Sections 4(a) and 4(b) of the Employment Agreement) and the Company’s 401(k) Plan are dependent, among other things, upon the amount of your Base Salary. Therefore, from and after October 15, 2017, those benefits will be based on the reduced Base Salary provided for in this letter agreement.

By signing below, you agree that this letter agreement accurately reflects our mutual understanding with respect to your desire to forgo your salary as described herein and is a modification for purposes of Section 12 of the Employment Agreement.

[Signature Page Follows; Remainder of Page Intentionally Left Blank]

This letter agreement may be executed in multiple counterparts, each of which, taken together, shall constitute one and the same instrument.

Very truly yours,

ENERGY XXI GULF COAST, INC.

By:	/s/ Michael S. Reddin
Michael S. Reddin
Chairman of the Board

ACKNOWLEDGED AND AGREED:

/s/ Douglas E. Brooks
Douglas E. Brooks

Signature Page to Doug Brooks Salary Waiver Letter Agreement